ENERGY TRANSFER REPORTS THIRD QUARTER 2026 RESULTS
Dallas – November 3, 2026 - Energy Transfer LP (TXSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended September 30, 2026.
Energy Transfer reported net income attributable to partners for the three months ended September 30, 2026 of $1.21 billion compared to $1.02 billion for the three months ended September 30, 2025. For the three months ended September 30, 2026, net income per common unit (basic) was $0.33.
Adjusted EBITDA for the three months ended September 30, 2026 was $5.03 billion compared to $3.84 billion for the three months ended September 30, 2025, an increase of 31%.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2026 was $2.52 billion compared to $1.90 billion for the three months ended September 30, 2025, an increase of 33%.
Growth capital expenditures in the third quarter of 2026 were $1.30 billion; maintenance capital expenditures were $284 million.
The Partnership now expects its Adjusted EBITDA for the full year of 2026 to range between $19.7 billion and $19.9 billion, compared to the previous range of between $18.8 billion and $19.1 billion. The Partnership expects to invest $5.4 billion to $5.6 billion in growth capital for 2026 and approximately $7 billion for 2027.
Operational Highlights
•Energy Transfer’s volumes continued to grow during the third quarter of 2026 compared to the third quarter of 2025.
◦Intrastate transportation volumes were up 14%, setting a new Partnership record.
◦Midstream gathered volumes were up 6%, setting a new Partnership record.
◦NGL transportation volumes were up 6%.
◦NGL exports were up 9%.
◦NGL fractionation volumes were up 5%.
Strategic Highlights
•In October 2026, Energy Transfer announced the acquisition of Vaquero Midstream LLC in a bolt-on transaction for approximately $2.6 billion, including cash and equity consideration. The acquisition will expand and enhance Energy Transfer’s integrated natural gas gathering and processing network and add additional volumes to our downstream natural gas and NGL infrastructure. The acquisition is expected to close in the fourth quarter of 2026, subject to regulatory approval and customary closing conditions.
•Energy Transfer has announced several new strategic growth projects to meet growing energy demand throughout the U.S., which will further enhance its asset base:
◦On September 1, 2026, Phase I of the Hugh Brinson Pipeline was placed into full service, ahead of schedule. Phase II remains on schedule to be completed in the first quarter of 2027, and the full project is expected to come in under budget.
◦In October, Energy Transfer placed the 275 MMcf/d Mustang Draw II processing plant into service in the Midland Basin.
◦In November, Energy Transfer announced a cryogenic processing plant, Bear II, to be located in the Delaware Basin. The plant, which will be located adjacent to the existing Bear processing plant, is expected to have a capacity of 200 MMcf/d and is expected to be in service in the third quarter of 2027.
◦In November, Energy Transfer reached positive final investment decision (FID) on the 215-mile South Mississippi Pipeline Project. The Partnership has secured long-term, demand-based transportation agreements to support the construction of a 36-inch pipeline with a capacity of 1.2 Bcf/d, at an expected cost of approximately $1.6 billion.

Energy Transfer will likely be a 51% owner and operator of this project, with the remaining ownership coming from shippers. A binding open season is currently underway to solicit additional customer commitments, and final pipeline sizing and capacity will be determined after the open season. When it enters service, projected in 2030, the project will give shippers greater access to natural gas from multiple basins across the Southeastern U.S.
◦In the third quarter of 2026, Energy Transfer completed the addition of compression and meter facilities on its Rover Pipeline system to support a 15-year transportation agreement with a Marcellus producer. The agreement, which added 250,000 MMBtu/d of firm transportation commitments to the pipeline system, began November 1st.
◦Energy Transfer recently executed two agreements to provide a total of 150,000 MMBtu/d of firm natural gas transportation service from its MRT Pipeline to two power plants under construction in Missouri. In addition, it will be adding pipeline and metering facilities to support these agreements. Growth capital associated with construction of the facilities is fully reimbursable, and the agreements are expected to become effective in late 2027 and mid-2028.
◦In November, Energy Transfer announced plans to construct its tenth fractionator at Mont Belvieu. Frac X is expected to have a capacity of 200 MBbls/d and be in service in the first half of 2029.
Financial Highlights
•In October 2026, Energy Transfer announced a quarterly cash distribution of $0.3425 per common unit ($1.37 annualized) for the quarter ended September 30, 2026, which is an increase of more than 3% compared to the third quarter of 2025. This is the Partnership’s twentieth consecutive increase to its quarterly cash distribution.
•In August 2026, the Partnership redeemed $900 million aggregate principal amount of 6.500% Series H Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units using proceeds from its recent junior subordinated notes offering.
•As of September 30, 2026, the Partnership’s revolving credit facility had an aggregate $4.41 billion of available borrowing capacity.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single business segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended September 30, 2026.
Conference call information:
The Partnership has scheduled a conference call for 8:00 a.m. Central Time/9:00 a.m. Eastern Time on Tuesday, November 3, 2026 to discuss its third quarter 2026 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (TXSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with approximately 140,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns the general partner interests, the incentive distribution rights and approximately 28 million common units (representing 15% of the aggregate outstanding common units and Class D units) of Sunoco LP (TXSE: SUN), the managing member interests in SunocoCorp LLC (TXSE: SUNC), and the general partner interests and approximately 46 million common units (representing 32% of the outstanding common units) of USA Compression Partners, LP (TXSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (TXSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 33 countries and territories in North America, the Greater Caribbean, and Europe. SUN's midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 170 terminals. This critical infrastructure complements SUN's fuel distribution operations which distribute over 17 billion gallons annually to approximately 11,000 Sunoco and partner-branded retail locations, as well as independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP. For more information, visit the Sunoco LP website at www.sunocolp.com.
SunocoCorp LLC (TXSE: SUNC) is a publicly traded limited liability company that owns a direct limited partner interest in Sunoco LP. For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (TXSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including Adjusted EBITDA, and impact current projections, including capital expenditures, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

Investor Relations:	Media Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795	Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets	$24,143	$18,233

Property, plant and equipment, net	104,375	102,142

Investments in unconsolidated affiliates	3,653	3,589
Lease right-of-use assets, net	1,974	1,841
Other non-current assets, net	2,510	2,591
Intangible assets, net	7,064	7,438
Goodwill	5,667	5,452
Total assets	$149,386	$141,286
LIABILITIES AND EQUITY
Current liabilities	$20,858	$14,955

Long-term debt, less current maturities	68,838	68,308
Non-current operating lease liabilities	1,644	1,515
Deferred income taxes	5,635	5,307
Other non-current liabilities	2,494	1,941

Commitments and contingencies
Redeemable noncontrolling interests	266	250

Equity:
Limited Partners:
Preferred Unitholders	2,480	3,356
Common Unitholders	31,931	30,930
General Partner	(1)	(2)
Accumulated other comprehensive income	32	82
Total partners’ capital	34,442	34,366
Noncontrolling interests	15,209	14,644
Total equity	49,651	49,010
Total liabilities and equity	$149,386	$141,286

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUES	$37,103	$19,954	$99,208	$60,216
COSTS AND EXPENSES:
Cost of products sold	30,531	14,562	78,616	44,079
Operating expenses	1,785	1,532	5,308	4,174
Depreciation, depletion and amortization	1,599	1,440	4,757	4,191
Selling, general and administrative	405	268	1,187	813
Impairment loss	2	1	2	8
Total costs and expenses	34,322	17,803	89,870	53,265
OPERATING INCOME	2,781	2,151	9,338	6,951
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(944)	(890)	(2,825)	(2,564)
Equity in earnings of unconsolidated affiliates	112	116	330	313
Losses on extinguishments of debt	—	(12)	(7)	(31)
Other, net	52	14	—	8
INCOME BEFORE INCOME TAX EXPENSE	2,001	1,379	6,836	4,677
Income tax expense	187	87	516	207
NET INCOME	1,814	1,292	6,320	4,470
Less: Net income attributable to noncontrolling interests	593	259	1,740	918
Less: Net income attributable to redeemable noncontrolling interests	14	14	31	47
NET INCOME ATTRIBUTABLE TO PARTNERS	1,207	1,019	4,549	3,505
General Partner’s interest in net income	1	1	4	3
Preferred Unitholders’ interest in net income	52	59	170	189
Loss on redemption of preferred units	14	—	14	8
Common Unitholders’ interest in net income	$1,140	$959	$4,361	$3,305
NET INCOME PER COMMON UNIT:
Basic	$0.33	$0.28	$1.27	$0.96
Diluted	$0.33	$0.28	$1.26	$0.96
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,443.6	3,433.0	3,442.2	3,432.2
Diluted	3,466.7	3,456.1	3,465.9	3,456.1

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,814	$1,292	$6,320	$4,470
Depreciation, depletion and amortization	1,599	1,440	4,757	4,191
Interest expense, net of interest capitalized	944	890	2,825	2,564
Income tax expense	187	87	516	207
Impairment losses	2	1	2	8
Non-cash compensation expense	49	40	137	110
Unrealized (gains) losses on commodity risk management activities	379	(1)	519	(32)
Inventory valuation adjustments (Sunoco LP)	(19)	(10)	(445)	(31)
Losses on extinguishments of debt	—	12	7	31
Adjusted EBITDA related to unconsolidated affiliates	196	193	588	542
Equity in earnings of unconsolidated affiliates	(112)	(116)	(330)	(313)
Other, net	(8)	10	138	55
Adjusted EBITDA (consolidated)	5,031	3,838	15,034	11,802
Adjusted EBITDA related to unconsolidated affiliates(b)	(196)	(193)	(588)	(542)
Distributable cash flow from unconsolidated affiliates(b)	147	128	416	368
Interest expense, net of interest capitalized	(944)	(890)	(2,825)	(2,564)
Preferred unitholders’ distributions (c)	(81)	(61)	(258)	(198)
Current income tax expense	(166)	(27)	(328)	(139)
Maintenance capital expenditures	(419)	(347)	(1,097)	(854)
Other, net	15	27	53	62
Distributable Cash Flow (consolidated)	3,387	2,475	10,407	7,935
Distributable Cash Flow attributable to Sunoco LP and SunocoCorp (d)	(577)	(320)	(1,697)	(920)
Distributions from Sunoco LP	105	68	306	199
Distributable Cash Flow attributable to USAC (100%)	(127)	(103)	(383)	(282)
Distributions from USAC	25	25	73	73
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(291)	(251)	(893)	(848)
Distributable Cash Flow attributable to the partners of Energy Transfer	2,522	1,894	7,813	6,157
Transaction-related adjustments	—	1	—	4
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$2,522	$1,895	$7,813	$6,161
Distributions to partners:
Limited Partners	$1,180	$1,141	$3,512	$3,398
General Partner	1	1	3	3
Total distributions to be paid to partners	$1,181	$1,142	$3,515	$3,401
Common Units outstanding – end of period	3,443.9	3,433.4	3,443.9	3,433.4
(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt, certain foreign currency transaction gains and losses and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt, certain foreign currency transaction gains and losses and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)These amounts exclude Sunoco LP’s Adjusted EBITDA and distributable cash flow related to its investment in the ET-S Permian and J.C. Nolan joint ventures, which amounts are eliminated in the Energy Transfer consolidation.
(c)For the three and nine months ended September 30, 2026, preferred unitholders’ distributions include $30 million and $88 million, respectively, of accrued distributions on Sunoco LP’s Series A preferred units, which were issued in September 2025.
(d)Beginning with the three months ended December 31, 2025, this amount includes the distributable cash flow of Sunoco LP and SunocoCorp, eliminating the distributable cash flow of Sunoco LP that is attributable to SunocoCorp.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2026	2025
Segment Adjusted EBITDA:
Intrastate transportation and storage	$346	$230
Interstate transportation and storage	500	431
Midstream	864	751
NGL and refined products transportation and services	1,224	1,054
Crude oil transportation and services	871	746
Investment in Sunoco LP	1,049	489
Investment in USAC	198	160
All other	(21)	(23)
Adjusted EBITDA (consolidated)	$5,031	$3,838
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2026	2025
Natural gas transported (BBtu/d)	15,759	13,861
Revenues	$1,081	$869
Cost of products sold	661	546
Segment margin	420	323
Unrealized (gains) losses on commodity risk management activities	8	(16)
Operating expenses, excluding non-cash compensation expense	(75)	(72)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(12)
Adjusted EBITDA related to unconsolidated affiliates	7	6
Other	(1)	1
Segment Adjusted EBITDA	$346	$230
Transported volumes of gas on our Texas intrastate pipelines increased primarily due to new third-party transportation contracts tied to the recently in-service Hugh Brinson Pipeline and its downstream assets. Transported volumes reported above exclude volumes attributable to purchases and sales of gas for our pipelines’ own accounts and the optimization of any unused capacity.
Segment Adjusted EBITDA. For the three months ended September 30, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:
•an increase of $82 million in realized natural gas sales and other primarily due to early volumes during the capacity ramp-up of the Hugh Brinson Pipeline; and
•an increase of $36 million in transportation fees primarily due to new third-party transportation contracts tied to the recently in-service Hugh Brinson Pipeline and its downstream assets; partially offset by
•an increase of $3 million in operating expenses primarily due to employee related costs as well as volume and pricing increases across utilities and consumables.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2026	2025
Natural gas transported (BBtu/d)	17,990	17,694
Natural gas sold (BBtu/d)	20	43
Revenues	$620	$603
Cost of products sold	3	3
Segment margin	617	600
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(216)	(271)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(35)	(29)
Adjusted EBITDA related to unconsolidated affiliates	134	129
Other	—	2
Segment Adjusted EBITDA	$500	$431
Transported volumes increased primarily due to more capacity sold and higher utilization on several of our systems due to higher demand.
Segment Adjusted EBITDA. For the three months ended September 30, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:
•a decrease of $55 million in operating expenses primarily due to a $49 million decrease in ad valorem taxes including a $43 million reduction from the resolution of a prior period ad valorem tax obligation on our Rover system in 2025, a $9 million decrease in the revaluation of system gas and other system gas activity, and a $6 million decrease in project related expenses, partially offset by a $4 million increase in employee related costs and a $2 million increase related to volumes and pricing;
•an increase of $17 million in segment margin primarily due to a $23 million increase in transportation revenue from several of our interstate pipeline systems due to higher contracted volumes and higher utilization, partially offset by an aggregate $8 million decrease in operational gas sales; and
•an increase of $5 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to higher revenues from our Citrus, MEP and SESH joint ventures; partially offset by
•an increase of $6 million in selling, general and administrative expenses primarily due to higher professional fees, employee costs and allocated costs.
Midstream

	Three Months Ended September 30,
	2026	2025
Gathered volumes (BBtu/d)	22,941	21,581
NGLs produced (MBbls/d)	1,269	1,149
Equity NGLs (MBbls/d)	74	67
Revenues	$3,909	$2,992
Cost of products sold	2,512	1,746
Segment margin	1,397	1,246
Operating expenses, excluding non-cash compensation expense	(485)	(459)
Selling, general and administrative expenses, excluding non-cash compensation expense	(54)	(48)
Adjusted EBITDA related to unconsolidated affiliates	5	11
Other	1	1
Segment Adjusted EBITDA	$864	$751
Gathering and processing volumes increased in most regions, primarily from new and upgraded plants in the Permian region and dry gas gathering in the Northeast and Ark-La-Tex regions. NGL production increased primarily due to increased Permian plant utilization from new and existing plants.
Segment Adjusted EBITDA. For the three months ended September 30, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impact of the following:
•an increase of $151 million in segment margin primarily due to an $82 million increase attributable to higher gathered and processed volumes from increased processing capacity and operational efficiencies, which includes an intercompany imbalance that is fully offset within our NGL and refined products transportation and services segment, as well as higher NGL prices of $61 million and higher natural gas prices of $9 million; partially offset by
•an increase of $6 million in selling, general, and administrative expenses due to higher corporate allocations;
•an increase of $26 million in operating expenses due to a $17 million increase in employee costs, a $13 million increase due to an increase in project activity, and a $3 million increase related to assets placed in service, partially offset by a $5 million decrease related to power optimization and a $5 million decrease in one-time items; and
•a decrease of $6 million in Adjusted EBITDA related to unconsolidated affiliates due to the one-time recognition of fee credits associated with a contract restructuring in the prior period.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2026	2025
NGL transportation volumes (MBbls/d)	2,630	2,487
Refined products transportation volumes (MBbls/d)	539	601
NGL and refined products terminal volumes (MBbls/d)	1,805	1,660
NGL fractionation volumes (MBbls/d)	1,184	1,123
Revenues	$7,633	$5,853
Cost of products sold	6,351	4,493
Segment margin	1,282	1,360
Unrealized (gains) losses on commodity risk management activities	276	(4)
Operating expenses, excluding non-cash compensation expense	(313)	(294)
Selling, general and administrative expenses, excluding non-cash compensation expense	(47)	(41)
Adjusted EBITDA related to unconsolidated affiliates	26	33
Segment Adjusted EBITDA	$1,224	$1,054
NGL transportation, fractionation, and terminal throughput volumes increased due to higher volumes from the Permian region, as well as increased NGL exports.
Segment Adjusted EBITDA. For the three months ended September 30, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:
•an increase of $177 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $143 million increase resulting from more favorable market conditions (which we anticipate will be partially offset with $100 million in realized derivative losses in future periods) and a $35 million increase in refined product margins as a result of higher spreads;
•an increase of $27 million in fractionators and refinery services margin primarily due to higher throughput; and
•an increase of $16 million in terminal services margin primarily due to a $12 million increase in fees from increased export volumes and rates at our Nederland and Marcus Hook terminals, and a $4 million increase from higher throughput and storage at our refined product terminals; partially offset by
•a decrease of $17 million in transportation margin due to a $22 million decrease on our Gulf Coast pipeline due primarily to an intercompany imbalance that is fully offset within our midstream segment, and a $2 million decrease due to lower refined product transportation volumes due to third-party refinery issues. These decreases were partially offset by a $7 million increase related to higher rates on our Northeast NGL pipelines;
•an increase of $19 million in operating expenses primarily due to a $15 million increase in utilities costs driven by higher utility pricing, a $9 million increase in employee costs, and an $8 million increase in office expenses. These increases were partially offset by a $15 million decrease related to investigation and remediation costs;
•a decrease of $7 million in Adjusted EBITDA related to unconsolidated affiliates due to downtime resulting from weather related issues at a joint venture facility; and
•an increase of $6 million in selling, general and administrative expenses primarily due to higher corporate allocations.

Crude Oil Transportation and Services

	Three Months Ended September 30,
	2026	2025
Crude oil transportation volumes (MBbls/d)	7,107	7,023
Crude oil terminal volumes (MBbls/d)	4,167	4,262
Revenues	$9,414	$6,043
Cost of products sold	8,425	5,047
Segment margin	989	996
Unrealized losses on commodity risk management activities	152	18
Operating expenses, excluding non-cash compensation expense	(245)	(243)
Selling, general and administrative expenses, excluding non-cash compensation expense	(38)	(36)
Adjusted EBITDA related to unconsolidated affiliates	12	11
Other	1	—
Segment Adjusted EBITDA	$871	$746
Crude oil transportation volumes were higher due to higher volumes on our Texas pipeline system, Bakken gathering systems, and Mid-continent pipelines, partially offset by lower Bakken Pipeline and Bayou Bridge volumes. Crude terminal volumes were lower for the three-month period due to lower customer throughput at our Gulf Coast Terminals, but higher for the nine-month period due to higher customer throughput related to strategic petroleum reserve releases and crude export demand at our Gulf Coast terminals.
Segment Adjusted EBITDA. For the three months ended September 30, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impact of the following:
•an increase of $127 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $193 million increase from crude marketing activities due to more favorable market conditions (which we anticipate will be partially offset with $100 million in realized derivative losses in future periods) and a $7 million increase from crude terminal revenue. Segment margin was also impacted by a $50 million decrease in transportation revenue and a $22 million decrease in gathering revenue; partially offset by
•an increase of $2 million in operating expenses primarily due to a $5 million increase in utilities costs driven by higher utility pricing and a $5 million increase in employee costs, partially offset by a reduction in ad valorem taxes; and
•an increase of $2 million in selling, general and administrative expenses primarily due to higher corporate allocations.

Investment in Sunoco LP

	Three Months Ended September 30,
	2026	2025
Revenues	$18,029	$6,032
Cost of products sold	16,469	5,386
Segment margin	1,560	646
Unrealized (gains) losses on commodity risk management activities	(57)	15
Operating expenses, excluding non-cash compensation expense	(380)	(180)
Selling, general and administrative expenses, excluding non-cash compensation expense	(143)	(47)
Adjusted EBITDA related to unconsolidated affiliates	56	58
Inventory fair value adjustments	(19)	(10)
Other, net	32	7
Segment Adjusted EBITDA	$1,049	$489
The investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended September 30, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impact of the following:
•an increase of $833 million in segment margin (excluding unrealized gains and losses on commodity risk management activities and inventory valuation adjustments) primarily due to recent acquisitions; partially offset by
•an increase of $200 million in operating expenses primarily due to increased costs resulting from recently acquired businesses; and
•an increase of $96 million in selling, general and administrative expenses primarily due to increased costs resulting from recently acquired businesses.
Investment in USAC

	Three Months Ended September 30,
	2026	2025
Revenues	$358	$251
Cost of products sold	34	34
Segment margin	324	217
Operating expenses, excluding non-cash compensation expense	(99)	(43)
Selling, general and administrative expenses, excluding non-cash compensation expense	(30)	(14)
Other	3	—
Segment Adjusted EBITDA	$198	$160
The investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended September 30, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impact of the following:
•an increase of $107 million in segment margin primarily due to the J-W Power Acquisition and increases in USAC’s legacy business; partially offset by
•an increase of $72 million in operating expense and selling, general and administrative expense primarily related to the J-W Power Acquisition, as well as increased expenses in outside services and professional fees and increased unit-based compensation expenses.

All Other

	Three Months Ended September 30,
	2026	2025
Revenues	$911	$923
Cost of products sold	923	895
Segment margin	(12)	28
Unrealized gains on commodity risk management activities	—	(13)
Operating expenses, excluding non-cash compensation expense	(5)	(17)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(11)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Other and eliminations	8	(12)
Segment Adjusted EBITDA	$(21)	$(23)
Segment Adjusted EBITDA. For the three months ended September 30, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased due to the net impact of the following:
•an increase of $13 million due to a decrease in the intersegment elimination of Sunoco LP’s 32.5% share of ET-S Permian, which is consolidated in our crude oil transportation and services segment and also reflected as an unconsolidated affiliate in our investment in Sunoco LP segment; partially offset by
•a decrease of $6 million in our dual drive compression business; and
•a decrease of $6 million in our natural gas marketing business due to lower spreads and lower hedge gains.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at September 30, 2026	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$4,406	April 11, 2029

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended September 30,
	2026	2025
Equity in earnings of unconsolidated affiliates:
Citrus	$42	$41
MEP	20	19
White Cliffs	4	5
Explorer	2	8
SESH	15	14
Other	29	29
Total equity in earnings of unconsolidated affiliates	$112	$116

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$91	$88
MEP	30	28
White Cliffs	9	10
Explorer	5	12
SESH	16	15
Other	45	40
Total Adjusted EBITDA related to unconsolidated affiliates	$196	$193

Distributions received from unconsolidated affiliates:
Citrus	$26	$10
MEP	23	26
White Cliffs	11	9
Explorer	4	8
SESH	20	15
Other	25	24
Total distributions received from unconsolidated affiliates	$109	$92

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded, as well as Sunoco LP’s 32.5% interest in the ET-S Permian joint venture.

	Three Months Ended September 30,
	2026	2025
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$571	$544
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	279	275

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$554	$501
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	263	250
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.